UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL OMB Number: 3235-0145 Expires: February 28, 2009 Estimated average burden hours per response 10.4

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ________)*

CTC MEDIA, INC.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

12642X106
(CUSIP Number)

December 31, 2006
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12642X106	13G	Page 2 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) CAVENDISH NOMINEES LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER NONE*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER NONE*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON NONE*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) NONE
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO - LIMITED LIABILITY COMPANY

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 3 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK PRIVATE EQUITY FUND L.P. 1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,824,519*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 3,824,519*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,824,519*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 4 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK PRIVATE EQUITY FUND L.P. 2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 4,425,923*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 4,425,923*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,425,923*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 5 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK PRIVATE EQUITY FUND L.P. 3
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,023,458*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 3,023,458*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,023,458*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 6 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK FUND CO-INVESTMENT L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 86,767*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 86,767*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 86,767*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 7 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK FUND (GP) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,360,667*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 11,360,667*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,360,667*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 8 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK FUND MANAGERS LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 11,360,667*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 11,360,667*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,360,667*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO - LIMITED LIABILITY COMPANY

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 9 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) SECTOR INVESTMENT HOLDING COMPANY LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,405,981*
	6	SHARED VOTING POWER NONE*
	7	SOLE DISPOSITIVE POWER 2,405,981*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,405,981*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO - LIMITED LIABILITY COMPANY

*See Item 4 (a) below

CUSIP No. 12642X106	13G	Page 10 of 19 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) BARING VOSTOK CAPITAL PARTNERS LIMITED
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒*
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION GUERNSEY
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,405,981*
	6	SHARED VOTING POW NONE*
	7	SOLE DISPOSITIVE POWER 2,405,981*
	8	SHARED DISPOSITIVE POWER NONE*
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,405,981*
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO - LIMITED LIABILITY COMPANY

*See Item 4 (a) below

Page 11 of 19 Pages

Item 1. (a)     Name of Issuer

CTC Media, Inc.

Item 1. (b) Address of Issuer’s Principal Executive Offices

15A, Pravda Street
Moscow, 125124
Russia

Item 2. (a)     Name of Person Filing

This Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”)*:
(i)	Cavendish Nominees Limited (“Cavendish”);
(ii)	Baring Vostok Private Equity Fund L.P. 1 (“BVPE 1”);
(iii)	Baring Vostok Private Equity Fund L.P. 2 (“BVPE 2”);
(iv)	Baring Vostok Private Equity Fund L.P. 3 (“BVPE 3”);
(v)	Baring Vostok Fund Co-Investment L.P. (“BVFCO”);
(vi)	Baring Vostok Fund (GP) L.P. (“BVF”);
(vii)	Baring Vostok Fund Managers Limited (“BVF Managers”);
(viii)	Sector Investment Holding Company Limited (“SIHC”); and
(ix)	Baring Vostok Capital Partners Limited (“BVCPL”).

* Attached as Exhibit A is a copy of an agreement among the Reporting Persons that this Schedule 13G is being filed on behalf of each of them.

Item 2. (b)     Address of Principal Business Office or, if None, Residence

c/o International Private Equity Services
13-15 Victoria Road
PO Box 431
St. Peter Port
Guernsey
Channel Islands
GY1 3ZD

Item 2. (c)     Citizenship

Guernsey.

Item 2. (d)     Title of Class of Securities

Common Stock, par value $0.01 per share (the “Shares”).

Item 2. (e)     CUSIP Number

12642X106.

Page 12 of 19 Pages

Item 3.

Not applicable.

Item 4.     Ownership
(a)	Amount beneficially owned:

As of December 31, 2006, BVPE 1 beneficially owned 3,824,519 Shares, BVPE 2 beneficially owned 4,425,923 Shares, BVPE 3 beneficially owned 3,023,458 Shares, and BVFCO beneficially owned 86,767 Shares. Cavendish was the record holder of all the Shares beneficially owned by BVPE 1, BVPE 2, BVPE 3 and BVFCO (the “LP Funds”), as the nominee of each of the LP Funds. BVF is the general partner of each of the LP Funds. BVF Managers is the general partner of BVF. BVCPL acts an investment advisor to the LP Funds. Due to their relationship with the LP Funds, BVF and BVF Managers beneficially own 11,360,667 Shares. Cavendish disclaims beneficial ownership of any Shares beneficially owned, or deemed to be beneficially owned, by the LP Funds, BVF and BVF Managers. SIHC and BVCPL disclaim beneficial ownership of any Shares beneficially owned, or deemed to be beneficially owned, by the LP Funds, BVF, BVF Managers or Cavendish.

As of December 31, 2006, SIHC was the record holder and beneficial owner of 2,405,981 Shares. SIHC is a wholly-owned subsidiary of BVCPL. BVCPL exercises the voting and disposition power over the Shares held by SIHC and is thus the beneficial owner of 2,405,981 Shares. Each of the LP Funds, BVF, BVF Managers and Cavendish disclaim beneficial ownership of any Shares beneficially owned, or deemed to be beneficially owned, by SIHC or BVCPL.

(b)	Percent of class:

See Row 11 of each of the attached cover pages.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of each of the attached cover pages.
(ii)	Shared power to vote or to direct the vote: See Row 6 of each of the attached cover pages.
(iii)	Sole power to dispose or to direct the disposition: See Row 7 of each of the attached cover pages.
(iv)	Shared power to dispose or to direct the disposition: See Row 8 of each of the attached cover pages.

Page 13 of 19 Pages

Item 5.      Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable.

Item 8.      Identification and Classification of Members of the Group

Not applicable.

Item 9.     Notice of Dissolution of Group

Not applicable.

Item 10.      Certification

Not applicable.

Page 14 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2007

CAVENDISH NOMINEES LIMITED
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK PRIVATE EQUITY FUND L.P. 1 By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK PRIVATE EQUITY FUND L.P. 2 By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

Page 15 of 19 Pages

BARING VOSTOK PRIVATE EQUITY FUND L.P. 3 By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK FUND CO-INVESTMENT L.P. By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK FUND (GP) L.P By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK FUND MANAGERS LIMITED
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

Page 16 of 19 Pages

SECTOR INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK CAPITAL PARTNERS LIMITED
By:	/s/ CONNIE A. E. HELYAR
	Name:	CONNIE A. E. HELYAR
	Title:	Director

Page 17 of 19 Pages

EXHIBIT A

AGREEMENT

February 5, 2007

Cavendish Nominees Limited (“Cavendish”), Baring Vostok Private Equity Fund L.P. 1 (“BVPE 1”), Baring Vostok Private Equity Fund L.P. 2 (“BVPE 2”), Baring Vostok Private Equity Fund L.P. 3 (“BVPE 3”), Baring Vostok Fund Co-Investment L.P. (“BVFCO”), Baring Vostok Fund (GP) L.P. (“BVF”), Baring Vostok Fund Managers Limited (“BVF Managers”), Sector Investment Holding Company Limited (“SIHC”) and Baring Vostok Capital Partners Limited (“BVCPL”) hereby agree, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Act”), to file a joint statement on Schedule 13G under the Act in connection with their beneficial ownership of Common Stock, par value $0.01 per share, of CTC Media, Inc. This Agreement applies to such Schedule 13G and any subsequent amendments thereto, and shall be included as an Exhibit to such Schedule 13G and each such amendment.

Cavendish, BVPE 1, BVPE 2, BVPE 3, BVFCO, BVF, BVF Managers, SIHC and BVCPL state that they are each eligible to report beneficial ownership on Schedule 13G pursuant to the Act.

Cavendish, BVPE 1, BVPE 2, BVPE 3, BVFCO, BVF, BVF Managers, SIHC and BVCPL shall each be responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others.

[signature page follows]

Page 18 of 19 Pages

CAVENDISH NOMINEES LIMITED
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK PRIVATE EQUITY FUND L.P. 1 By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK PRIVATE EQUITY FUND L.P. 2 By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK PRIVATE EQUITY FUND L.P. 3 By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

Page 19 of 19 Pages

BARING VOSTOK FUND CO-INVESTMENT L.P. By: Baring Vostok Fund (GP) L.P., its General Partner By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK FUND (GP) L.P By: Baring Vostok Fund Managers Limited, its General Partner
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK FUND MANAGERS LIMITED
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

SECTOR INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ P. H. TOUZEAU
	Name:	P. H. Touzeau
	Title:	Director

BARING VOSTOK CAPITAL PARTNERS LIMITED
By:	/s/ CONNIE A. E. HELYAR
	Name:	CONNIE A. E. HELYAR
	Title:	Director